Exhibit p

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES PURCHASED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE UNDER A STOCKHOLDERS AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (the “Agreement”) is made as of February 2, 2004 among Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), and each of the investors listed on Schedule 1 hereto (each a “Subscriber”, and collectively, the “Subscribers”).

Recitals

Under the Articles of Incorporation of the Company, as amended and in effect on the date hereof, the Company is authorized to issue shares of Series A-1 Preferred Stock, par value $.001 per share (the “Series A-1 Preferred Stock”), and shares of Series A-2 Preferred Stock, par value $.001 per share (the “Series A-2 Preferred Stock”).

Each Subscriber is willing to purchase, and the Company is willing to issue and sell to such Subscriber, the number of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock set forth opposite the name of such Subscriber on Schedule 1 hereto, all on the terms and conditions set forth herein.

Agreement

In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings:

1.1. “Closing” shall have the meaning ascribed to it in Section 2.2.

1.2. “Initial Closing Date” shall mean February 2, 2004.

1.3. “Legal Requirement” shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

1.4. “Subscription Securities” has the meaning set forth in Section 2.1.

2. Sale and Purchase of Subscription Securities.

2.1. On the terms and subject to the conditions hereof, the Company hereby agrees to sell to each Subscriber, and by the acceptance hereof such Subscriber agrees to purchase from the Company for investment, the number of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock set forth opposite the name of such Subscriber on Schedule 1 hereto at the respective purchase prices set forth on Schedule 1. The shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock being purchased by the Subscribers hereunder are referred to herein as the “Subscription Securities.”

2.2. The sale and purchase of the Subscription Securities (each a “Closing”) shall take place on the Initial Closing Date and such other date or dates as are determined by the Corporation until such time as all of the Subscription Securities have been sold and purchased as contemplated hereby.

2.3. Closing. At each Closing, against payment to the Company of the applicable purchase price, the Company will deliver certificates for the Subscription Securities purchased at such Closing, registered in the respective names of the Subscribers.

3. Representations and Warranties of the Company. The Company represents and warrants to each Subscriber that:

3.1. The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has made available to the Subscribers true and complete copies of the Company’s Articles of Incorporation and the By-Laws of the Company as in effect on the date hereof.

3.2. The Company has or prior to the Initial Closing Date will have taken all corporate action required to authorize the execution and delivery of this Agreement and the issuance of the Subscription Securities. The Company has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof.

3.3. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby or thereby, will (i) constitute a breach of or a default under any contractual obligation of the Company, (ii) require any unobtained consent, waiver or amendment to any such contractual obligation, (iii) violate or constitute a default under, or give rise to any other right or cause of action under the Company’s Articles of Incorporation, bylaws or any Legal Requirement, except for events or conditions described in clauses (i) and (ii) above that do not and may not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, operations, assets or condition, financial or otherwise, of the Company and its subsidiaries (on a consolidated basis).

3.4. The Subscription Securities, when issued and upon receipt of the purchase price therefor, will be duly authorized, validly issued, fully paid and non-assessable.

4. Representations and Warranties of the Subscribers. Each Subscriber individually (but not on behalf of any other Subscriber) represents and warrants that:

4.1. Such Subscriber has full legal capacity, power and authority to execute and deliver this Agreement and to perform such Subscriber’s obligations hereunder. This Agreement has been duly executed and delivered by such Subscriber and is the legal, valid and binding obligation of such Subscriber enforceable against such Subscriber in accordance with the terms hereof.

4.2. Such Subscriber has been advised that the Subscription Securities have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Subscriber is aware that the Company is under no obligation to effect any such registration with respect to the Subscription Securities or to file for or comply with any exemption from registration. Such Subscriber is purchasing the Subscription Securities to be acquired by such Subscriber hereunder for such Subscriber’s own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Such Subscriber has such knowledge and experience in financial and business matters that such Subscriber is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Each Subscriber is an accredited investor as that term is defined in Regulation D under the Securities Act. The address of such Subscriber is as set forth under such Subscriber’s name on Schedule 1. The parties hereto intend that the sale of shares of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock pursuant to this Agreement shall be pursuant to Regulation D under the Securities Act.

5. Conditions to Purchase of Subscription Securities.

5.1. The Company’s obligation to issue and sell the Subscription Securities at the each Closing shall be subject to the satisfaction of the following conditions:

5.1.1. All representations and warranties of each Subscriber contained in this Agreement shall be true and correct as of such Closing, and consummation of such Closing shall constitute a reaffirmation by each Subscriber that all representations and warranties of such Subscriber contained in this Agreement are true and correct as of such Closing.

5.1.2. The Company shall have filed the Articles of Amendment and Restatement in the form attached hereto as Exhibit A (the “Articles”) with the State Department of Assessments and Taxation of Maryland, and the Articles shall have become effective.

5.2. Each Subscriber’s obligation to purchase and pay for the Subscription Securities at each Closing shall be subject to the satisfaction of the following conditions:

5.2.1. All representations and warranties of the Company contained in this Agreement shall be true and correct as of such Closing and consummation of such Closing shall constitute a reaffirmation by the Company that all the representations and warranties of the Company contained in this Agreement are so true and correct as of such Closing.

5.2.2. The Company shall have filed the Articles with the State Department of Assessments and Taxation of Maryland, and the Articles shall have become effective.

6. Indemnities. Each Subscriber agrees to indemnify and hold harmless the Company, and the Company agrees to indemnify and hold harmless each Subscriber, from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges) resulting from any breach of any representation, warranty or agreement of such indemnifying party or any misrepresentation by such indemnifying party in this Agreement.

7. Miscellaneous.

7.1. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter thereof.

7.2. This Agreement can be changed only by an instrument in writing signed by the party against whom enforcement of such change is sought.

7.3. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives.

7.4. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

8. Governing Law.

8.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction

8.2. Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York, provided that the Company may bring any such action, suit or proceeding against any Subscriber in any jurisdiction in which such Subscriber is subject to personal jurisdiction. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in Schedule 1 hereto is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that such service of process does not constitute good and sufficient service of process. The provisions of this Section 8.2 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

8.3. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 8.3 with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

8.4. Reliance. Each of the parties hereto acknowledges that he has been informed by each other party that the provisions of Section 8 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed, under seal, as of the date first above written by their officers or other representatives thereunto duly authorized.

THE COMPANY:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ Manuel A. Henriquez
	Name:	Manuel A. Henriquez
	Title:	Chief Executive Officer

THE INVESTORS:	JOLSON MERCHANT PARTNERS GROUP LLC

	By:	/s/ Joseph Jolson
	Name:	Joseph Jolson
	Title:	Chief Executive Officer

THE HENRIQUEZ FAMILY TRUST

By:	/s/ Manuel A. Henriquez
Name:	Manuel A. Henriquez
Title:	Trustee

/s/ Glen C. Howard
Glen C. Howard

SCHEDULE 1

SUBSCRIBERS

Name and Address	Shares of Series A-1 Preferred Stock	Shares of Series A-2 Preferred Stock	Total Price
Jolson Merchant Partners Group LLC One Embarcadero Center San Francisco, CA 94301	800	—	$4,650,000

The Henriquez Family Trust c/o Manuel A. Henriquez, Trustee 170 Hanna Way Menlo Park, CA 94025	—	100	$125,000

Glen C. Howard 215 Golden Hills Drive Portola Valley, CA 94028	—	100	$125,000

EXHIBIT A

ARTICLES OF AMENDMENT AND RESTATEMENT

[See Attached]

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

A. Hercules Technology Growth Capital, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

B. The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

FIRST: The name of the corporation (which is hereinafter called the “Corporation”) is:

Hercules Technology Growth Capital, Inc.

SECOND: The purposes for which the Corporation is formed are to conduct and carry on the business of a business development company, subject to making an election under the Investment Company Act of 1940, as amended (the “1940 Act”), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.

THIRD: The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

FOURTH: The name and address of the resident agent of the Corporation are c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

FIFTH: (a) The total number of shares of stock that the Corporation shall have authority to issue is 3,000, of which 2,000 shall be shares of common stock, $.001 par value per share (the “Common Stock”), and 1,000 shall be shares of preferred stock, $.001 par value per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having a par value is $3. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article FIFTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

(b) Each share of Common Stock shall entitle the holder thereof to one vote.

(c) The Preferred Stock is initially classified and designated in two series as set forth in Article SIXTH hereof.

(d) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the bylaws of the Corporation (the “Bylaws”).

(e) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of options granted to management and employees pursuant to a stock option plan approved by the Board of Directors, not less than the number of shares of Common Stock that would be required to ensure that management and employees of the Corporation may hold, subject to grant and vesting, options exercisable for Common Stock representing no less than 13% of all equity interests in the Corporation, on a fully-diluted basis, outstanding from time to time (the “Requisite Number”); provided, however, that at such time as the Corporation has issued equity securities in exchange for consideration of no less than $150,000,000 in the aggregate, shares reserved theretofore shall continue to be reserved for management and employees in an amount at least equal to such Requisite Number and any reservations of additional shares of Common Stock beyond such Requisite Number of shares reserved for management and employees shall only be subject to the approval of the Board of Directors in the ordinary course and the stockholders, to the extent necessary.

SIXTH: 800 shares of Preferred Stock shall be designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”). 200 shares of Preferred Stock shall be designated “Series A-2 Preferred Stock” (the “Series A-2 Preferred”). The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of Series A-1 Preferred and Series A-2 Preferred (collectively, the “Convertible Preferred Stock”) shall be as set forth below:

a.	Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, distributions to the stockholders of the Corporation shall be made in the following manner:

i.

Series A-1 Preferred Stock Preference. Each holder of the Series A-1 Preferred shall first be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other series of Preferred Stock or Common Stock by reason of their ownership thereof or otherwise on or with respect to such stock, an amount equal to the purchase price per share paid by such holder in respect of the issuance of such shares (the “Original Cost”) of Series A-1 Preferred then held by such holder (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares of Series A-1 Preferred), plus all declared but unpaid dividends on such shares of Series A-1 Preferred. If upon such liquidation, the amount available for distribution to the holders of the Series A-1 Preferred of the

Corporation is insufficient to permit payment in full to the holders of the Series A-1 Preferred of all amounts to which they are entitled pursuant to the Charter, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of the Series A-1 Preferred based on the number of shares of Series A-1 Preferred then held.

ii.	Series A-2 Preferred Stock Preference. After payment has been made to the holders of the Series A-1 Preferred of the full amounts to which they shall be entitled as aforesaid pursuant to clause (i) above, each holder of the Series A-2 Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other series of Preferred Stock or Common Stock by reason of their ownership thereof or otherwise on or with respect to such stock, an amount equal to the Original Cost of the Series A-2 Preferred then held by such holder (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares of Series A-2 Preferred), plus all declared but unpaid dividends on such shares of Series A-2 Preferred. If upon such liquidation, the amount available for distribution to the holders of the Series A-2 Preferred of the Corporation is insufficient to permit payment in full to the holders of the Series A-2 Preferred of all amounts to which they are entitled pursuant to the Charter, then the entire assets of the Company to be distributed, after distribution to stock ranking senior to the Series A-2 Preferred upon liquidation, shall be distributed ratably among the holders of the Series A-2 Preferred based on the number of shares of Series A-2 Preferred then held and the respective full amounts which such holders are entitled to receive.

iii.	Remaining Liquidating Distribution. After payment has been made in full to the holders of the Series A-1 Preferred and the Series A-2 Preferred of the full amounts to which they shall be entitled pursuant to the Charter, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of Preferred Stock and Common Stock ratably in proportion to the number of shares of Common Stock they then hold (assuming conversion of all such Preferred Stock), subject to the liquidation rights of other series of Preferred Stock.

iv.

Treatment of Mergers, Consolidations, and Sales of Assets. The merger or consolidation of the Corporation into or with another entity (other than one in which the holders of the stock of the Corporation immediately prior to the merger or consolidation continue to hold, directly or indirectly, more than 50% of the voting power of the stock or other voting securities of the surviving entity of such merger or consolidation in substantially the same proportions as prior to such merger), or the sale, lease, exchange, or other conveyance of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding-up of the

Corporation for purposes of this clause (a) of Article SIXTH, in which case the holders of the Convertible Preferred Stock shall be entitled to receive the amounts payable to such holders pursuant to clauses (a)(i), (a)(ii) and (a)(iii) above, unless the Requisite Preferred Holders (as defined below) elect otherwise, by affirmative vote or consent, and with the written consent of the Corporation. The term “Requisite Preferred Holders” means (1) those holders of shares of Series A-1 Preferred that are convertible into more than 50% of the shares of Common Stock into which all Series A-1 Preferred is then convertible (determined assuming the conversion in full of all such shares of Series A-1 Preferred then held by all such holders), plus (2) those holders of shares of Series A-2 Preferred that are convertible into more than 50% of the shares of Common Stock into which all Series A-2 Preferred is then convertible (determined assuming the conversion in full of all such shares of Series A-2 Preferred then held by all such holders).

v.	Distributions Other Than Cash. The amount deemed distributed to the holders of Convertible Preferred Stock upon any liquidation, dissolution, or winding-up (including any transaction treated as such pursuant to clause (a)(iv) above) in any form of property (tangible or intangible) other than cash shall be the Fair Value (as defined below) of such property. The term “Fair Value” means the fair market value of such property, as determined by the Board of Directors of the Corporation.

b.	Voting Rights. Except as otherwise required by law or as set forth in clause (f) of this Article SIXTH, the holders of the Convertible Preferred Stock shall be entitled to receive notice of any stockholders’ meeting and to vote on any matters on which the Common Stock may be voted (whether at a meeting or by written consent in lieu thereof). Each share of Convertible Preferred Stock shall entitle the holder thereof to that number of votes equal to the number of whole shares of Common Stock into which such share of Convertible Preferred Stock is then convertible (as adjusted from time to time in the manner set forth herein). In addition to any voting rights previously described in this clause (b), (i) so long as there is Series A-1 Preferred outstanding, the holders of a majority of the shares of the Series A-1 Preferred, voting as a separate series, shall be entitled to elect, at any time and from time to time when directors of the Corporation are to be elected, two (2) directors of the Corporation, and (ii) so long as there is Series A-2 Preferred outstanding, the holders of a majority of the shares of the Series A-2 Preferred, voting as a separate series, shall be entitled to elect, at any time and from time to time when directors of the Corporation are to be elected, two (2) directors of the Corporation. A vacancy in any directorship elected by the holders of a series of Preferred Stock shall be filled only by vote or written consent of the holders of such series of Preferred Stock.

c.	Conversion of Preferred Stock. The holders of the Convertible Preferred Stock shall have conversion rights as follows:

i.	Right of Conversion of Convertible Preferred Stock. Subject to the provisions of clause (c)(iv) of this Article SIXTH, each issued and outstanding share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into one (1) fully paid and nonassessable share of Common Stock, subject to ratable adjustment from time to time in the event of any stock split or subdivision, reverse split or combination, or other similar pro rata recapitalization event affecting the applicable series of Convertible Preferred Stock or Common Stock.

ii.	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay such holder cash equal to the product of such fraction multiplied by the Fair Value of a share of Common Stock at the time of such conversion.

iii.	Mechanics of Conversion.

(1)

In order for a holder of Convertible Preferred Stock to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Preferred Stock, at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares of Convertible Preferred Stock to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “Conversion Date”) and the conversion shall be deemed effective as of the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Convertible Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as provided in clause (c)(ii) above.

(2)	The Corporation shall at all times when shares of Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock.

(3)	All shares of Convertible Preferred Stock surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote such shares of Convertible Preferred Stock, shall immediately cease and terminate at the close of business on the applicable Conversion Date (except only the right of the holders thereof to receive shares of Common Stock in exchange therefor) and any shares of Convertible Preferred Stock so converted shall be retired and canceled and the number of shares of Convertible Preferred Stock that the Corporation has authority to issue shall be reduced accordingly without any further action by the Corporation.

iv.	Automatic Conversion of Preferred Stock.

(1)	All outstanding shares of Convertible Preferred Stock shall be automatically converted into shares of Common Stock immediately prior to the first to occur of (i) the closing of an equity financing of the Corporation in which the aggregate gross proceeds to the Corporation are not less than $50,000,000 (a “Qualified Financing”), and (ii) the Corporation’s election to be regulated as a business development company under the Investment Company Act of 1940 (each such event being referred to herein as an “Automatic Conversion Event”).

(2)

On or after the date of occurrence of an Automatic Conversion Event, and in any event within 10 days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence of such event, each holder of record of shares of Convertible Preferred Stock being converted shall surrender such holder’s certificates representing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates representing the number of shares of Common Stock into which such shares of Convertible Preferred Stock are converted and cash as provided in clause (c)(ii) for any fraction of a share of Common

Stock otherwise issuable upon such conversion. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Convertible Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Convertible Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Convertible Preferred Stock, or that the certificates representing such shares of Common Stock shall not then be actually delivered to such holder.

(3)	All certificates representing shares of Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the date such certificates are so required to be surrendered shall be deemed to have been retired and canceled and the shares of Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The number of shares of Convertible Preferred Stock that the Corporation has authority to issue shall be reduced accordingly, without any further action by the Corporation.

v.	No Impairment. The Corporation will not, by amendment of the Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this clause (c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Stock against impairment.

vi.	Taxes Incident to Conversion. The Corporation shall pay any and all issue taxes and other similar taxes that may be payable by the Corporation on its issue or delivery of shares of Common Stock on conversion of any shares of Convertible Preferred Stock. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of, or any exchange, conversion or recapitalization of, shares of Common Stock in a name other than that in which the Convertible Preferred Stock so converted was registered. No such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

vii.	Valid Issue for Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Convertible Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid (to the extent such Convertible Preferred Stock was fully paid), nonassessable, and free from all taxes, liens and charges with respect to their issuance due to any of the Corporation.

d.	Dividends. If the Company shall declare a dividend or make any other distribution to holders of Common Stock, then the Company shall declare, and the holders of Convertible Preferred Stock shall be entitled to receive, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Convertible Preferred Stock is convertible on the record date for such dividend or distribution. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Convertible Preferred Stock were the holders of the number of shares of Common Stock of the Company into which their respective shares of Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

e.	Reacquired Shares. Any shares of Convertible Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever (except by conversion into Common Stock as provided herein) shall be retired and canceled promptly after the acquisition thereof, and shall be restored to the status of authorized shares of Preferred Stock not having designation.

f.	Restrictions and Limitations.

i.	Series A-1 Preferred Vote Required. Except as expressly provided herein or required by law, prior to an Automatic Conversion Event and for as long as shares of Series A-1 Preferred remain outstanding, without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the voting power of the then outstanding shares of Series A-1 Preferred, the Corporation shall not do any of the following:

(1)	pay or declare any dividend or make any distribution on any Common Stock or Convertible Preferred Stock.

(2)	increase or decrease the authorized number of shares of Common Stock or Convertible Preferred Stock;

(3)	increase or decrease the size of the board of directors of the Corporation;

(4)	amend the Charter or Bylaws of the Corporation or the certificate of incorporation or bylaws, or equivalent documents, of any of the Corporation’s subsidiaries;

(5)	materially change the investment strategy of the Corporation or make a fundamental change in the Corporation’s line of business;

(6)	sell, transfer or otherwise dispose of 5.0% or more of the Corporation’s assets, other than (a) in the course of securing or pledging such assets in a securitization financing, or (b) to pay expenses incurred in connection with an initial public offering or private placement of the Corporation’s Common Stock;

(7)	acquire a majority interest, or an interest convertible into a majority interest, in another entity;

(8)	merge, reverse merge, consolidate with or into another corporation, or enter into any transaction which results in more than fifty percent (50%) of the voting power of the Corporation being disposed, or sell, assign or transfer all or substantially all of the Corporation’s securities;

(9)	cease the conduct of the Corporation’s business, or voluntarily wind up or liquidate the Corporation;

(10)	approve any material employment or compensation arrangements in excess of $250,000;

(11)	redeem, repurchase, or otherwise acquire for value shares of Common Stock or Convertible Preferred Stock, unless such redemption, purchase or acquisition is made pursuant to an agreement approved by the Board of Directors of the Corporation.

(12)	reclassify, cancel or in any manner alter or change the terms, designations, powers, preferences or relative, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Series A-1 Preferred, whether by merger, reclassification, recapitalization or otherwise;

(13)	create any new class or series of Preferred Stock or any other securities convertible into equity securities of the Corporation that are on par with or have a preference over the Series A-1 Preferred;

(14)	issue or agree to issue additional shares of Series A-1 Preferred or any securities convertible into or exchangeable for shares of Series A-1 Preferred other than to existing holders of Series A-1 Preferred following the date hereof; or

(15)	issue or agree to issue any stock, rights, options or warrants or any other securities entitling the holder thereof to purchase securities of the Corporation, but excluding issuances pursuant to stock option plans approved by the Board (including at least one director elected by the holders of the Series A-1 Preferred).

The holders of the Series A-1 Preferred shall vote as a separate class with respect to any matter or proposed action as to which applicable law or this Charter requires the vote, consent, or approval of the holders of the Series A-1 Preferred as a separate class.

ii.	Series A-2 Preferred Vote Required. Except as expressly provided herein or required by law, prior to an Automatic Conversion Event and for as long as shares of Series A-2 Preferred remain outstanding, without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the voting power of the then outstanding shares of Series A-2 Preferred, the Corporation shall not do any of the following:

(1)	reclassify, cancel or in any manner alter or change the terms, designations, powers, preferences or relative, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Series A-2 Preferred, whether by merger, reclassification, recapitalization or otherwise;

(2)	create any new class or series of Preferred Stock or any other securities convertible into equity securities of the Corporation that are on par with or have a preference over the Series A-2 Preferred (excluding the Series A-1 Preferred);

(3)	issue or agree to issue any additional shares of Series A-2 Preferred or any securities convertible into or exchangeable for shares of Series A-2 Preferred;

(4)	amend, modify or, by virtue of any other action, eliminate clause (e) of Article FIFTH of the Charter; or

(5)	issue or agree to issue any stock, rights, options or warrants or any other securities entitling the holder thereof to purchase securities of the Corporation, in each case that rank as to dividends or upon liquidation or otherwise senior to or on par with the Series A-2 Preferred, but excluding issuances pursuant to stock option plans approved by the Board (including at least one director elected by the holders of the Series A-2 Preferred).

The holders of the Series A-2 Preferred shall vote as a separate class with respect to any matter or proposed action as to which applicable law or this Charter requires the vote, consent, or approval of the holders of the Series A-2 Preferred as a separate class.

g.	Preemptive Rights. Prior to an Automatic Conversion Event, the holders of Convertible Preferred Stock shall have preemptive rights to purchase New Securities (as defined below) that the Corporation may, from time to time, propose to sell and issue, to the extent necessary to maintain their proportionate equity interest in the Corporation (on an as-converted basis) of each such stockholder on terms no less favorable than those offered to any other person. This preemptive right shall be subject to and in accordance with the following provisions:

i.	“New Securities” shall mean any shares of stock of any kind or any kind of securities of the Corporation, whether now or hereafter authorized, and rights, options, or warrants to purchase shares of stock, and any securities of any type whatsoever that are, or may become, convertible into or exchangeable for shares of stock; provided, however, that “New Securities” shall not include (i) securities issuable upon conversion of the Convertible Preferred Stock; (ii) securities offered in a Qualified Financing; (iii) issuance of shares or options to purchase such shares to the Corporation’s employees, directors and consultants pursuant to a stock option plan approved by the Board of Directors; and (iv) shares issuable in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Corporation.

ii.	If the Corporation proposes to issue New Securities, it shall give the holders of Convertible Preferred Stock written notice (“Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Corporation proposes to issue them, and the number of shares of stock or other securities, as the case may be, that such stockholder has the right to purchase. Each such stockholder shall have ten (10) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Corporation setting forth the quantity of New Securities to be purchased. The Company shall sell to such stockholder such New Securities within twenty (20) days of such stockholder notifying the Corporation of its desire to purchase such New Securities.

iii.	If the holders of Convertible Preferred Stock fail to exercise their respective preemptive rights within the period specified in clause (g)(ii) above, the Corporation shall have ninety (90) days after delivery of the Rights Notice to sell the unsold New Securities to third parties at a price and upon general terms no more favorable than what had been specified in the Rights Notice. If the Corporation has not sold the New Securities within the said ninety (90) day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such securities to holders of Convertible Preferred Stock in the manner provided above.

SEVENTH: (a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director is Manuel A. Henriquez.

EIGHTH: The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.

NINTH: (a) The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time (subject to the 1940 Act and the rules and regulations thereunder), indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment to or repeal of this Article TENTH shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(b) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers (subject to the 1940 Act and the rules and regulations thereunder), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

C. The amendment to and restatement of the Charter as hereinabove set forth have been duly approved by a majority of the entire Board of Directors. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of the approval.

D. The current address of the principal office of the Corporation is as set forth in Article THIRD of the foregoing amendment and restatement of the Charter.

E. The name and address of the Corporation’s current resident agent is as set forth in Article FOURTH of the foregoing amendment and restatement of the Charter.

F. The number of directors of the Corporation and the name of those currently in office are as set forth in Article SEVENTH of the foregoing amendment and restatement of the Charter.

G. The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 1,000 shares of Common Stock, $.001 par value per share. The aggregate par value of all shares of stock having par value was $1.00.

H. The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 3,000 consisting of 2,000 shares of Common Stock, $.001 par value per share, and 1,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $3.

I. The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this          day of February, 2004.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Manuel A. Henriquez
Chief Executive Officer

WITNESS:

Scott Harvey, Secretary